UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 28, 2023

Cable One, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36863	13-3060083
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 E. Earll Drive Phoenix, Arizona 85012
(Address of Principal Executive Offices and Zip Code)

602-364-6000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CABO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2023, Thomas S. Gayner notified Cable One, Inc. (the “Company”) that he will not stand for re-election as a member of the Company’s Board of Directors (the “Board”) at the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”). Mr. Gayner currently serves as the Company’s Lead Independent Director and as the Chair on the Nominating and Governance and Executive Committees of the Board. Mr. Gayner intends to continue to serve in each of those positions and as a member of the Board until the 2023 Annual Meeting. Mr. Gayner’s decision to not stand for re-election was not the result of any disagreement with the Company or its management.

On February 28, 2023, Kristine E. Miller notified the Company that she will not stand for re-election as a member of the Board at the 2023 Annual Meeting. Ms. Miller currently serves as the Chair of the Compensation and Talent Management Committee of the Board. Ms. Miller intends to continue to serve as a member of the Board and as the Chair of the Compensation and Talent Management Committee until the 2023 Annual Meeting. Ms. Miller’s decision to not stand for re-election was not the result of any disagreement with the Company or its management.

The Board is expected to reduce the size of the Board to eight members effective at the time of the 2023 Annual Meeting.

The Board and the Company’s senior leadership are grateful for Mr. Gayner’s and Ms. Miller’s service to the Company and wish them both well.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cable One, Inc.

By:	/s/ Peter N. Witty
Name:	Peter N. Witty
Title:	Senior Vice President, General Counsel and Secretary

Date: March 3, 2023